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                                                                    EXHIBIT 10.2

[MANAGEMENT INCENTIVE PLAN LOGO]

This document is a legal plan description of the Weyerhaeuser Company Management Incentive Plan. The plan became effective January 1, 1997 and was amended January 1, 2004.

PURPOSE AND PLAN OBJECTIVES

The purpose of the Weyerhaeuser Company Management Incentive Plan is to align rewards with the company's vision and strategies, and motivate selected employees to achieve top performance in the industry. Participants in the plan are eligible to receive incentive awards based on the performance of the company, their organization, and their own performance.

The plan is designed to accomplish the following objectives:

-     Motivate participants to achieve company and business objectives.

- Focus participants externally -- on returns to shareholders and on how well the company performs relative to competitors.

- Attract, retain and motivate participants by providing opportunities to earn better-than-competitive total pay for better-than-competitive performance results.

-     Reinforce that teamwork is important in a highly integrated company.

DEFINITIONS

For the purpose of this plan, an "organization" or an "organizational unit" is a business (e.g., Pulp), a sector staff group (e.g., Timberlands/Wood Products staff) or a corporate staff group (e.g., Finance). A "leader" is the executive, senior or business VP that heads the "organization."

ELIGIBILITY

Employees of Weyerhaeuser Company and employees of subsidiaries or affiliates of Weyerhaeuser may be eligible to participate in the plan. Eligible participants are identified based on salary grade. The appropriate eligibility level is determined following a review of competitive data. A small number of selected jobs that fall below the standard eligibility level are determined to be eligible if the review of competitive data indicates a strong competitive practice for incentive pay.

Employees who are eligible for this plan may not participate in any other bonus plan offered by the company.

[WEYERHAEUSER LOGO]

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TARGET BONUS

Each eligible position is assigned a target bonus amount expressed as a percentage of base pay. A standard target bonus for each salary level is determined, based on competitive data.

FUNDING AND INDIVIDUAL AWARDS

There are two separate incentives that are calculated on an annual basis: a short-term incentive (based on an annual measure of performance), and an intermediate-term incentive (based on a three-year measure of performance). Funding and individual awards are determined annually for each component as described below.

The company has no obligation to pay a bonus to any participant, and may at its sole discretion not pay a bonus for performance or other reasons.

SHORT-TERM INCENTIVE

- Funding Multiple -- The short-term incentive is funded based on Weyerhaeuser Company's annual EBIT-RONA (earnings before interest and taxes divided by net assets) compared to the performance of selected competitor companies. Attachment A show the guidelines that will be used by the CEO to recommend a funding multiple. Final funding will be determined by the Compensation Committee of the Board of Directors.

- Allocation of Funding -- The total funding amount for the short-term incentive is equal to the sum of the target bonuses for all participants in the plan multiplied by the funding multiple approved by the Compensation Committee. The funding will be divided among the executive group and the major organizations of the company based on an assessment of their respective performance. The sum of the funding amounts for all of the organizations combined, plus the executive group, may not exceed the total funding amount.

- Individual Awards -- Once the funding amount is determined for each organizational unit, the leader of the organizational unit will determine the short-term incentive bonus award, if any, for each participant in the organization, with the requirement that the sum of the individual bonuses may not exceed the funding amount designated for the organization. The CEO will determine the individual amounts for the executive group. Individual awards may be based on the individual's performance, plant or department performance, or other relevant factors determined by the leader.

INTERMEDIATE-TERM INCENTIVE

- Funding Multiple -- The intermediate-term incentive is funded based on Weyerhaeuser Company's three-year Total Shareholder Return (TSR) compared to the TSR of selected industry competitors and the companies in the Standard and Poor's 500 Index. Attachment A shows the guidelines that will be used by the

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      CEO to recommend a funding multiple. Final funding is determined by the
      Compensation Committee of the Board of Directors.

- Total Shareholder Return -- Total shareholder return (TSR) equals [(ending stock price - beginning stock price) + dividends (reinvested)] divided by the beginning stock price. The beginning and ending stock prices will be based on the average closing price during a 60-day trading period at the end of each calendar year.

- Allocation of Funding -- The total funding amount for the intermediate-term incentive is equal to the sum of the target bonuses for all participants in the plan multiplied by the funding multiple approved by the Compensation Committee. The funding will be divided among the executive group and the major organizations of the company based on an assessment of their respective performance. The sum of the funding amounts for all of the organizations combined, plus the executive group, may not exceed the total funding amount.

- Individual Awards -- Once the funding amount is determined for each organizational unit, the leader of the organizational unit will determine the intermediate-term incentive bonus award, if any, for each participant in the organization, with the requirement that the sum of the individual bonuses may not exceed the funding amount designated for the organization. The CEO will determine the individual amounts for the executive group. Individual awards may be based on the individual's performance, plant or department performance, or other relevant factors determined by the leader.

INDIVIDUAL BONUS LIMIT

The maximum amount an individual may receive in any year (when considering the sum of the short-term and intermediate-term incentives above) is three times the individual's target bonus. Any payments exceeding this maximum require the approval of the Compensation Committee.

NEW PARTICIPANTS AND TERMINATIONS

Payments (if any) to individuals who are added to the plan during the year will be prorated on a "time-in-eligible-position" basis. Payments (if any) to individuals who leave the company during the plan year due to retirement, death, disability, job elimination or leave of absence, or who transfer to a position that is not eligible, will also be prorated. People who resign or are terminated involuntarily during a plan year for cause or performance reasons will not be eligible for bonus awards for that year.

TIMING OF PAYMENTS AND APPROVALS

Payments will be made as soon after the end of the calendar year as possible, generally between mid-February and March 15. Some participants may be eligible to defer bonus award payments. The deferral and timing of such payments are determined by the Weyerhaeuser Company Comprehensive Incentive Compensation Plan.

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All payments must be approved by the organization leader and the senior or executive vice president of the relevant organization. Payments for the executive group must be approved by the Compensation Committee of the Board of Directors.

All payments are subject to appropriate withholding taxes and Social Security deductions, and are paid from the Tacoma payroll system. Payouts are managed, processed and tracked by the Corporate Compensation Department.

RIGHT TO AMEND OR TERMINATE

Weyerhaeuser Company reserves the right to amend or terminate the plan at any time without prior notice.

CONTINUATION RIGHTS

No participant shall have any right or interest in the plan or in its continuance or in his or her continued participation in the plan. The existence of the plan does not extend to any participant a right to continued employment with Weyerhaeuser Company.

PLAN ADMINISTRATION/SPONSORSHIP

The administration of the plan is the responsibility of the Senior Vice President, Human Resources. The plan sponsors are the CEO and the members of the Compensation Committee of the Board of Directors. The Compensation Committee of the Board of Directors are not participants in the plan.

This plan shall constitute a "Participating Plan" under the Weyerhaeuser Company Comprehensive Incentive Compensation Plan and, accordingly, any payouts under this plan shall be treated as an award under the Weyerhaeuser Company Comprehensive Incentive Compensation Plan.

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Attachment A -- Funding Calibrations

SHORT-TERM INCENTIVE

Funding for this annual bonus is funded based on company performance relative to company competitors (see next page), measured by one-year EBIT-RONA. Provided that the company achieves 9 percent EBIT-RONA or higher, funding would be as follows:

Relative ranking                  Funding multiple
----------------                  ----------------
    1                             1.50x target bonus
    2                             1.29
    3                             1.07
    4                             0.86
    5                             0.64
    6                             0.43
    7                             0.21

  8 through 9                     0.00

Example: If Weyerhaeuser's EBIT-RONA is 9 percent or higher, and Weyerhaeuser's ranking is No. 3 in the industry, the funding for the short-term component would be 1.07 x target bonus.

NOTE: If Weyerhaeuser's EBIT-RONA is between 7 and 9 percent, the funding multiple will be reduced proportionately. At 7 percent or below, funding is zero. In other words, funding will be:

-     100 percent of the calculated amount at returns above 9 percent.

-     75 percent funding at 8.5 percent RONA.

-     50 percent at 8 percent RONA.

-     25 percent at 7.5 percent RONA.

-     Zero at less than 7 percent RONA.

-     With straight-line interpolation between these points.

For example:

- If we achieve the #3 position in relative ranking and 8 percent RONA, bonus funding will be half of the amount shown in the table (in other words, 0.54 percent of target).

- Similarly, if we achieve the #1 position in relative ranking and 7.5 percent RONA, bonus funding will be 25 percent of the amount shown in the table (in other words, 0.38 percent of target).

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INTERMEDIATE-TERM

This second annual bonus opportunity is funded based on company performance relative to company competitors and to the S&P 500, measured by Total Shareholder Return (TSR) over a three-year period:

  Industry Comparison - 70% Weighting                      S&P Comparison - 30% Weighting
----------------------------------------              ----------------------------------------
Peer-group                                              S&P 500
  ranking               Funding multiple               percentile             Funding multiple
  -------               ----------------               ----------             ----------------
   # 1                  1.50x target bonus               75                   1.50x target bonus
    2                   1.40                             70                   1.25
    3                   1.05                             65                   1.00
    4                   0.70                             60                   0.75
    5                   0.35                             55                   0.50
                                                         50                   0.25
  6 - 9                 0.00                           < 50                   0.00

Example: If Weyerhaeuser's three-year TSR is No. 5 in the industry peer group, and in the 60th percentile compared to the S&P 500, then the funding for this component would be (0.35 x 70%) + (0.75 x 30%) = 0.25 + 0.23 = 0.48x target bonus.

NOTE: If Weyerhaeuser's three-year TSR is a negative number, then the above funding levels for the intermediate-term component will be reduced by 50 percent.

FINAL FUNDING IS SUBJECT TO THE REVIEW AND APPROVAL OF THE COMPENSATION
COMMITTEE.

COMPETITOR COMPANIES

The companies that Weyerhaeuser measures performance against are established by the Compensation Committee from time to time. Currently the competitor companies are:

-     Bowater

-     Georgia-Pacific (incl. TBR)

-     International Paper

-     Louisiana Pacific

-     Potlatch

-     Smurfit-Stone

-     Temple-Inland

-     Mead Westvaco

-     Boise Cascade

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